THERAGENICS CORPORATION®	Exhibit 99.1
Company Contacts: James A. MacLennan, CFO & Treasurer Lisa Rassel, Investor Relations Phone: 800-998-8479 or 770-271-0233 www.theragenics.com

THERAGENICS CORPORATION® REPORTS
FIRST QUARTER 2004 FINANCIAL RESULTS

        Buford, GA, April 20, 2004 – Theragenics Corporation® (NYSE: TGX), the Georgia-based manufacturer and marketer of TheraSeed®, the premier palladium-103 cancer treatment device, today announced revenue and earnings for the first quarter ended March 31, 2004. Revenue for the quarter was $8.0 million compared to $11.1 million in the same period last year, a 28 percent reduction. Compared to the fourth quarter of 2003, revenue increased 14% with increases in both TheraSeed® and I-Seed products, and through both distributor and direct sales channels. Net loss in the quarter was $966,000, compared to net income, in the first quarter of 2003, of $997,000 after cumulative effect of accounting change, and a loss of $1.2 million in the fourth quarter of 2003.

        Commenting on the results, Chairman, CEO and President M. Christine Jacobs stated, “Given the environment we have reported in previous quarters, we were pleased that sales through all channels showed improvement over the fourth quarter of 2003. In fact, this was the first double-digit revenue increase that we’ve seen in four quarters. Our direct sales organization reported 81 account reactivations in the past ninety days. And, in the same time period, they signed up nine new accounts, some of which began placing orders almost immediately. These are very favorable indicators for Theragenics™. We do note, however, that physicians we spoke with during the quarter reported both fewer consults and lower numbers of procedures in general than historical run rates. This reduced activity level may have contributed to lower year-over-year revenues.

        “Regarding diversification,” Ms. Jacobs continued, “we have closed enrollment in the TheraP trial at 20 patients. As you will recall, this trial was designed to test the safety and feasibility of the Company’s TheraSource® device for the prevention of restenosis, or re-narrowing, of leg arteries following treatment of peripheral vascular disease by balloon angioplasty. All 20 patients have reached the 30-day data collection point and 13 have progressed to the six-month endpoint. None of these patients has experienced a device-related adverse event. Once the trial results are known, we will evaluate potential market applications for the TheraSource® product in other areas of the vasculature. This project continues to be a work-in-progress.”

    Ms. Jacobs concluded her remarks by saying, “While the prostate brachytherapy market continues to be challenging, we are encouraged by the positive developments I mentioned. And Theragenics™ intends to take advantage of these opportunities and the disruptive nature of the marketplace. Having said this, diversification is and will remain the company’s primary focus during 2004.”

Theragenics™ will host a conference call today at 11:00 a.m., Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide Theragenics Corporation’s® name. This call also is being broadcast live over the Internet, and a recording will be available for one month on the Company’s website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. You also can access a replay of the call until Midnight, Tuesday, April 27, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 6626896.

Theragenics Corporation® is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of the palladium-103 rice-sized device TheraSeed® and also manufactures and markets I-Seed, an iodine-125 based device. Both devices are used in the treatment of localized prostate cancer in one-time, minimally invasive procedures. Theragenics™ is the world’s largest producer of palladium-103 and is involved in research and development utilizing this material in the treatment of vascular disease, macular degeneration, and other diseases and is also conducting research and development centered around other isotopes and their commercial usage. For additional information on the Company, call Theragenics’™ Investor Relations Department at (800) 998-8479. The Company’s common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, optimism for Theragenics’™ sales organization and its growth, new sales and marketing initiatives, institution of activities and plans that could benefit Theragenics’™ goals in its diversification efforts and anticipated positive results in general. Actual results may be affected by among other things, risks and uncertainties related to new product and process development cycles, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics™ and its distributors, changes in product pricing by Theragenics™ or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for palladium-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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THERAGENICS CORPORATION® CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands except per share data)

	Three Months Ended
	March 31, 2004	March 31, 2003
Total revenues	$7,953	$11,102
Cost of sales	3,398	4,537

Gross profit	4,555	6,565
Operating expenses:
Selling, general & administrative	4,072	3,391
Research & development	2,278	1,501

	6,350	4,892

Operating income/(loss)	(1,795)	1,673
Other income, net	173	228

Income/(loss) before income tax and cumulative effect of accounting change	(1,622)	1,901
Income tax expense/(benefit)	(656)	682

Income/(loss) before cumulative effect of accounting change	(966)	1,219
Cumulative effect of accounting change, net of tax	-	(222)

Net income/(loss)	$(966)	$997

Net income/(loss) per common share
Basic:
Income/(loss) before cumulative effect of accounting change	$(0.03)	$0.04
Cumulative effect of accounting change	-	(0.01)

Net income/(loss) per common share	$(0.03)	$0.03

Diluted:
Income/(loss) before cumulative effect of accounting change	$(0.03)	$0.04
Cumulative effect of accounting change	-	(0.01)

Net income/(loss) per common share	$(0.03)	$0.03

Weighted average
Shares outstanding - Basic	29,957	29,829
Shares outstanding - Diluted	30,102	29,925

Key Ratios:	Three Months Ended		Three Months Ended
	March 31, 2004		March 31, 2003
Gross Margin	57.3%		59.1%
Operating Margin	(22	.6)%	15.1%
Income/(Loss) Before Tax and Before Accounting
Change Margin	(20	.4)%	17.1%
Income/(Loss) After Tax and Before Accounting Change
Margin	(12	.1)%	11.0%
Income/(Loss) After Tax and After Accounting Change
Margin	(12	.1)%	8.9%
ROE	(2	.7)%	2.8%

THERAGENICS CORPORATION® CONDENSED BALANCE SHEETS
(UNAUDITED)

(In thousands)

Assets	March 31, 2004	December 31, 2003
Cash, short-term investments	$63,372	$66,431
& marketable securities
Trade accounts receivable	4,786	3,831
Inventories and other current assets	7,903	6,800

Total current assets	76,061	77,062
Property, plant & equipment, net	72,620	73,372
Other assets	2,827	2,355

Total assets	$151,508	$152,789

Liabilities & Shareholders' Equity
Accounts payable & accrued expenses	$2,641	$3,053
Deferred income taxes	6,864	6,830
Other liabilities	589	580

Total liabilities	10,094	10,463
Shareholders' equity	141,414	142,326

Total liabilities & shareholders' equity	$151,508	$152,789